Exhibit 10.1

CHEVRON CORPORATION
NON-EMPLOYEE DIRECTORS’ EQUITY COMPENSATION AND
DEFERRAL PLAN
[Year] Retainer Option Agreement

Name of Director: [ ]
Please sign below and submit this Agreement.

Chevron Corporation has made the following grant to you, subject to the terms of the Chevron Corporation Non-Employee Directors’ Equity Compensation and Deferral Plan, as amended (the “Directors’ Plan”), and Rules Governing Awards under the Plan, as amended (the “Directors’ Plan Rules”). Both documents are incorporated into this Agreement and copies are available to you on the Chevron Diligent Boards portal or on request. By signing this Agreement and accepting this grant, you are agreeing to all the terms and conditions of the Directors’ Plan and the Directors’ Plan Rules.

1.	Date of Grant: [ ].

2.	The Exercise Price is $[ ] (1) per share, which is the Fair Market Value of the Shares subject to this Retainer Option on the Date of Grant.

3.	The number of Shares subject to this Retainer Option is [ ] Shares, subject to adjustment as provided in Section X of the Directors’ Plan.

4.	This Retainer Option is a nonstatutory stock option.

5.	This Retainer Option vests as follows: [ ] percent on [ ], and the remaining [ ] percent on the earlier of the last day of the Annual Compensation Cycle to which the Grant relates or [ ].

6.	This Retainer Option becomes exercisable on [ ].

7.	This Retainer Option is transferable as provided in Section VI of the Directors’ Plan and Section VII of the Directors’ Plan Rules.

8.	This Retainer Option will expire ten years from the Date of Grant, or such earlier date as it expires or is forfeited pursuant to Section III of the Directors’ Plan Rules.

(1) The Exercise Price is the closing price of Chevron Corporation common stock on [ ].

IN WITNESS WHEREOF, the Director has executed this Agreement on the day and year indicated below.

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[Date]